Exhibit 99.1

Contact:	Julie H. Craven
507-437-5345
media@hormel.com

Hormel Foods announces retirements, advancements

AUSTIN, Minn. (Sept. 26, 2012) — Hormel Foods Corporation (NYSE:HRL),  today announced the upcoming retirements of Richard A. Bross, group vice president of Hormel Foods, president of Hormel Foods International Corporation (HFIC), and Ronald W. Fielding, executive vice president of corporate strategy, planning and development.

“Thank you to Rick and Ron for their long-term careers at Hormel Foods. We greatly appreciate their leadership and wish them both the best in their retirements,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer at Hormel Foods.

The following advancements will take place as a result of the retirements:

James P. Snee, vice president of Hormel Foods, senior vice president of HFIC, will replace Bross in the position of group vice president of Hormel Foods, president of HFIC, effective Oct. 29.

Fred D. Halvin, director of corporate development, will assume responsibility for corporate development in the position of vice president, corporate development, effective Oct. 29.

“Congratulations to Jim and Fred on their advancements,” Ettinger said. “We look forward to their continued leadership.”

Bross
In 1973, Bross began his career at Hormel Foods in Grocery Products sales in the Pittsburgh, Pa., area. In 1981, he became a product marketing manager in the Grocery Products division at the Corporate Office (Austin, Minn.), where he held a variety of manager and director level positions. In 1995, he became the vice president of Grocery Products and in 1999 was promoted to vice president of Hormel Foods, president of HFIC. In 2001, he assumed his current position as group vice president of Hormel Foods, president of HFIC.

Fielding
Fielding joined Hormel Foods in 1994 as a meat products regional sales manager in Arlington, Texas. In 1995, he became the vice president of HFIC at the Corporate Office and was named president of HFIC the next year. In 1997, he moved to vice president of Hormel Foods, president of HFIC. Fielding was named group vice president, meat products, in 1999 and held several other group vice president positions until 2007 when he was promoted to executive vice president of Grocery Products, mergers and acquisitions. He moved to executive vice president of Grocery Products, corporate development, in 2008 and to his current position as executive vice president of corporate strategy, planning and development in 2010.

Snee
Snee began his career at Hormel Foods in Hayward, Calif., in 1989 in the foodservice division where he held various sales positions before being named foodservice territory manager in San Francisco, Calif., in 1991. In 1992, Snee became an associate product manager in foodservice at the Corporate Office and moved to manager of inventory and distribution for Refrigerated Foods in 1995. He moved back to the foodservice division in Lebanon, N.J., in 1996 and held various manager positions before being named director of purchasing at the Corporate Office in 2006. In 2008, he was named vice president of affiliated business units, Refrigerated Foods, and in 2011 was promoted to vice president of Hormel Foods and senior vice president, HFIC.

Halvin
Halvin joined Hormel Foods in 1985 as an accountant at the Fremont (Neb.) Plant. In 1990, he moved to the Corporate Office where he held a variety of positions, including cost analyst, assistant controller, treasurer and director of investor relations. In 2007, Halvin was promoted to director of mergers, acquisitions and strategy, and he assumed his current position as the director of corporate development in 2008.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P Dividend Aristocrats for 2012, Maplecroft Climate Innovation Indexes, Global 1000 Sustainable Performance Leaders and was again named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the fourth year in a row. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.